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EXHIBIT 10.32

[LETTERHEAD]

June 19, 2001

Linda Palmor
CFO
HearMe

Dear Linda,

    You are among a select group of executives who we believe are crucial to HearMe's transition over the next six months based on your relationships with customers, vendors and employees. The Compensation Committee of the Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of HearMe's executive team, including yourself, to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Company and/or the Company's dissolution.

    If you remain employed with the Company and devote your full attention and time, during normal business hours, to the business and affairs of the Company, and use your best efforts to perform faithfully and efficiently such responsibilities for the next several months, the Company will do the following.

  •
  You will be eligible to receive a retention bonus in the amount of $110,000 (less applicable taxes). To earn this retention bonus you must remain an employee in good standing through November 30, 2001. The retention bonus will be paid on November 30, 2001, or earlier in the event HearMe is either acquired by another company (in which case payment will be on the close of the transaction) or, if HearMe terminates your employment without "cause," on the last day of your employment.

  •
  You will be eligible to have up to $110,000 of the note you issued to HearMe in connection with your purchase of shares of HearMe common stock forgiven, and your shares repurchased by HearMe. We refer to this as the Stock Repurchase. To earn this benefit you must remain an employee in good standing through November 30, 2001. The Stock Repurchase will be effective on November 30th, or earlier either in the event HearMe is acquired by another company (in which case it will occur on the close of the transaction) or, if HearMe terminates your employment without "cause," on the last day of your employment.

  •
  You have been granted an option to purchase 100,000 shares of HearMe common stock with an exercise price of $0.40 per share. This option was granted to you on April 23, 2001. All of these options (100%) will vest on the earlier date of the closing date of the sale of the Company or February 28, 2002.

  •
  You will be eligible for an extension of your exercise period for all vested options from the 90 days provided in your option agreement to one year following your termination of your employment if you remain an employee of HearMe in good standing through November 30, 2001.

    The retention bonus, stock repurchase, options, and the extension of your exercise period are based on the premise that you stay with HearMe and perform at or above the expectation level in your position.

    This letter does not change the at-will nature of your employment relationship with HearMe. The specifics of the terms and conditions under which the benefits described above are being offered to you are described in more detail in the attached Exhibit A: HearMe, Change of Control/Retention Agreement. Please read and sign this Agreement.

    Thank you for your continued support and hard work.

Sincerely,

/s/ ROB CSONGOR

Rob Csongor
Chief Executive Officer

    Acknowledge receipt by signing below and returning original to John Alexander.

Signature:	/s/ Linda Palmor	Date:	7/3/01
Name:	Linda Palmor

EXHIBIT A
HEARME

CHANGE OF CONTROL / RETENTION AGREEMENT

    This Change of Control / Retention Agreement (the "Agreement") is made and entered into by and between Linda Palmor (the "Employee") and HearMe (the "Company"), effective as of the latest date set forth by the signatures of the parties hereto below (the "Effective Date").

RECITALS

    A.  It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. Additionally, a number of activities will be required of the Employee that are outside the normal scope of his or her responsibility in the event that the Company elects to dissolve. The Board of Directors of the Company (the "Board") recognizes that such considerations can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders and creditors to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company and notwithstanding any increased duties required of him or her in the future.

    B.  The Board believes that it is in the best interests of the Company, its stockholders and its creditors to provide the Employee with an incentive to continue his/her employment and to motivate the Employee to maximize the value of the Company, for the benefit of its stockholders and/or creditors, despite the possibility of a Change of Control and/or dissolution.

    C.  The Board believes that it is necessary and appropriate to provide the Employee with certain benefits in order to provide the Employee with incentives and encouragement to remain with the Company notwithstanding the possibility of a Change of Control and/or dissolution.

    D.  Certain capitalized terms used in the Agreement are defined in Section 8 below.

    The parties hereto agree as follows:

    1.  Term of Agreement.  This Agreement shall terminate on the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

    2.  At-Will Employment.  The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, whether with or without Cause and with or without notice, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans or pursuant to other written agreements with the Company.

    3.  Retention Bonus.  In order to incent the Employee to remain employed with the Company for the next several months and provide added stockholder and creditor value during this difficult and uncertain business climate, Employee will be eligible to receive a cash bonus of $110,000, less applicable tax withholdings. To earn this retention bonus you, the Employee must remain an employee in good standing through November 30, 2001. This means that the Company shall not have terminated the Employee's employment for Cause (including a deemed termination under the definition below) prior to November 30, 2001. This retention bonus will be paid on November 30th, or earlier as follows: (a) in the event the Company undergoes a Change of Control that closes prior to November 30, 2001, on the closing date of the transaction, or (b) in the event the Company terminates the Employee's employment without Cause prior to November 30, 2001, on the last day of his or her employment. If the Employee's employment terminates prior to November 30, 2001 for any reason other than as a result of the Company's terminating his or her employment for Cause, the Employee shall not be entitled to payment of any portion of the retention bonus.

    4.  Stock Repurchase.  In order to incent the Employee to remain employed with the Company for the next several months and provide added stockholder and creditor value during this difficult and uncertain business climate, the Company shall, at the request of the Employee, repurchase all of the shares of Common Stock purchased by the Employee pursuant to the stock option exercise(s) listed on Schedule 1 hereto for a purchase price equal to the fair market value of the Company's Common Stock as of the date of the repurchase. The purchase price for such repurchase will be paid by canceling a corresponding amount of the promissory note(s) dated February 5, 1999, issued by the Employee to the Company in payment of the exercise price for the shares purchased in connection with the option exercise(s) listed on Schedule 1. The Company also will forgive up to $110,000 of the excess of the outstanding balance of such promissory note(s) over the portion of such promissory note canceled in payment for the repurchased shares as provided in the preceding sentence (the "Loan Forgiveness"). As part of the Loan Forgiveness, accrued interest that resulted from the note for the repurchased shares will be forgiven at the time of the repurchase. The repurchase of the stock provided for in this Section 4, and the Loan Forgiveness, will be effective on November 30, 2001, or earlier as follows: (a) in the event the Company undergoes a Change of Control that closes prior to November 30, 2001, on the closing date of the transaction, or (b) in the event the Company terminates the Employee's employment without Cause prior to November 30, 2001, on the last day of his or her employment. If the Employee's employment terminates prior to November 30, 2001 for any reason other than as a result of the Company's terminating his or her employment for Cause, the Employee shall not be entitled to require the Company to repurchase his or her shares.

    In addition, the Company shall make a cash payment to the Employee to reimburse him or her for federal and California income and employment taxes payable by him or her with respect to the income the Employee recognizes as a result of (i) the Loan Forgiveness and (ii) the cash payment provided for by this sentence. The Company shall pay such amount to the Employee at the times of the Loan Forgiveness (which shall be deemed paid to the Employee by payment of such withholding taxes on his or her behalf). The amount of the taxes required to be paid under this Section 4 shall be based on the Employee's actual marginal income tax rates on the income recognized as a result of the payments under this Agreement.

    5.  Option Grant.  In order to incent the Employee to continue to build shareholder value and remain employed with the Company for the next several months and provide added stockholder and creditor value during this difficult and uncertain business climate, the Company has granted the Employee an option (the "Option") to purchase 100,000 shares of Common Stock of the Company with an exercise price of $0.40 per share. The Option was granted on April 23, 2001, is a nonstatutory stock option under applicable tax law, has a term of ten (10) years, and is subject to the terms and conditions of the Company's 1999 Stock Incentive Plan and a standard stock option agreement. The Option will vest in full (meaning that the Employee will be able to exercise and retain all (100%) of shares underlying the Option) on the earlier date of the closing date of a Change of Control of the Company, February 28, 2002, or the date Employee is terminated by the Company without Cause.

    6.  Extension of Exercise Period.  As further incentive for the Employee's continuing employment, the Company will allow him or her to receive an extension of the period in which he or she has to exercise all vested (as of the date the Employee's employment terminates) options held by him or her from the 90 days provided for in the applicable option agreements to one year following the termination of employment. The extension of the option exercise period shall be available if the Employee remains employed until the earlier to occur of (a) November 30, 2001, (b) the closing date of the Company, or (c) the date the Company terminates the Employee's employment without Cause. Except as provided in the prior sentence, this extension shall not be available in the event the Employee's employment terminates prior to November 30, 2001 for any reason other than a termination without Cause by the Company. Any extension to the exercise period shall be effective as of (a) November 30, 2001, (b) the closing date of the Company, or (c) the date the Company terminates the Employee's employment without Cause.

    7.  Other Terminations.  Other than as specified above in this Agreement, the Employee shall not be entitled to any benefits or payments in connection with termination of his or her employment with the Company (other than those benefits to which he or she is entitled under then-applicable Company policies or applicable law). If the Employee's employment is terminated for Cause (including a deemed termination under the definition below), he or she shall not be entitled to any benefits provided for under this Agreement. In the event of the Employee's death or termination of his or her employment as a result of a Disability, in either case occurring before the date on which this Agreement provides that a benefit is to be provided, then the Employee (or his or her heirs) shall be entitled to any such benefit.

    8.  Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

      (a)  Cause.  "Cause" for termination of the Employee's employment with the Company shall exist in the event of (i) an act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee's being convicted of, or entering a plea of nolo contendre to, a felony, or (iii) a willful act by the Employee which constitutes misconduct and which is injurious to the Company; or material violations of this Agreement, any other agreement between the Employee and inventions assignment agreement(s)) or of Employer's written policies as set forth in Employer's employee handbook. In addition, "Cause" for termination of the Employee's employment shall exist, whether or not the Company chooses to terminate his or her employment, such that the Employee's employment shall be deemed to have terminated for Cause, for purposes of this Agreement only, in the event of the Employee's failure to devote his or her full time and attention, during normal business hours, to the business and affairs of the Company in a manner that meets or exceeds the Board's performance expectations with respect to an officer holding the Employee's position, provided that in the event the Employee's performance falls below this level, the Company shall provide notice to the Employee of such performance shortfall and, if the shortfall is curable, the Employee shall have five (5) business days in which to cure the shortfall.

      (b)  Change of Control.  "Change of Control" means the occurrence of any of the following events:

        (i)  Any "person" (as such term is used in Sections 13(d) and 14(d) Section 13(d) of the Securities Exchange Act of 1934, as amended is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities without the approval of the Board of Directors of the Company; or

        (ii) A merger or consolidation of the Company, whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in holders of more than fifty percent (50%) of the voting power represented by the voting securities of the Company outstanding immediately prior thereto continuing to hold (either by the voting securities remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity outstanding immediately after such merger or consolidation, or the Company sells all or substantially all of the Company's assets.

      (e)  Disability.  "Disability" shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may be effected only after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment as a result of the Disability. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

    9.  Successors.

      (a)  Company's Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

      (b)  Employee's Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    10.  Miscellaneous Provisions.

      (a)  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      (b)  Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same matter. This Agreement supercedes any arrangements in any offer letters, addendums to offer letters or any other agreements.

      (c)  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, with the exception of its conflict of laws provisions.

      (d)  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

      (e)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

HEARME
By:	/s/ ROB CSONGOR
Title:	Chief Executive Officer
Date:	8/3, 2001
Linda Palmor
/s/ LINDA PALMOR
Date:	7/3, 2001

Schedule 1

List of Stock Options Affected by Stock Repurchase

Date of Note	Loan Forgiven	Total Loan	Total Underlying Shares	Price Per Share (Basis)	Interest Rate	Shares Repurchased on Forgiveness
2/5/1999	$110,000	$221,398	37,500	$5.904	4.71%	18,632

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EXHIBIT 10.32